UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 31, 2017

Date of Report (Date of earliest event reported)

EXPERIENCE ART AND DESIGN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174155	81-1082861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 W. Azure Drive, Suite 140-952, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

702-347-8521

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

Metropolitan Dry Cleaners - Record Date:

Experience Art and Designs (EXAD) Management along with Metropolitan Dry Cleaners, Inc (“Metro”) is pleased to declare the Record Date for all shareholders of EXAD to receive shares of Metro’s spinoff is Friday February 10, 2017.  Each shareholder of EXAD shall receive one and a half (1.5) shares of Metro for every one (1) share of EXAD they own on the Record Date.  If all action items required to complete the spinoff happens sooner than February 10, 2017 EXAD reserves the right to bring forward the Record Date.

Metro will be filing its own Form 10 soon after the spinoff. The Form 10 will register all shares of Metro, including the shares received by EXAD shareholders, as part of the spinoff.

A 15c-211 will be filed once the Form 10 has been filed and is visible on SEC.gov. Acceptance of the 15c-211 will allow Metro to begin trading once the Form 10 goes effective.  Metro shares received as part of the spinoff will be free trading once the Form 10 goes effective.

Metro anticipated opening price is $0.01 (one penny). After ten (10) consecutive days of trading at $0.01 or higher, Metro will file an application to trade on the OTCQB.

EXAD will retain an approximately 4.99% ownership in Metro following the spinoff.  Around ninety (90) days following the spinoff EXAD will begin to use proceeds from the sale of its Metro shares to purchase shares of EXAD in the open market. The action will reduce EXAD’s then-Outstanding Shares, and reduce shares in EXAD’s trading Float.

In parallel with Metro’s spinoff EXAD will also be entered into the DTCC system. This action allows EXAD shares to settle electronically therefore allowing more people to participate in the market and providing EXAD additional liquidity.

The owners of EXAD’s Preferred A Series shares have voluntarily waived their right to receive any Metro spinoff dividends. This action allows more Metro shares to flow to EXAD Common shareholders on Record Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE ART AND DESIGN, INC.

DATE: January 31, 2017	/s/Matthew Dwyer
Matthew Dwyer
Chief Executive Officer